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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-4440 of Empire of Carolina, Inc. of our reports dated December 22, 1995 and March 29, 1996 (April 8, 1996 as to Note 17), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 29, 1996 (April 8, 1996 as to Note 17) relating to the financial statement schedule appearing elsewhere in this Registration Statement.



     We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



                                          DELOITTE & TOUCHE LLP



Raleigh, North Carolina


June 14, 1996